Exhibit 99.1

fibernet telecom group, inc. 220 w. 42nd st., 13th fl. new york, ny 10036 tel: 212.405.6200 fax: 212.405.6262 www.ftgx.com www.fibernetportal.com
Contact Norma I. Salcido FiberNet Telecom Group Inc. 212.405.6210 investor.relations@ftgx.com

FIBERNET TELECOM GROUP, INC. AGREES TO BE ACQUIRED

BY ZAYO GROUP FOR $11.45 PER SHARE IN CASH

NEW YORK – May 28, 2009 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX) announced today that it has entered into a definitive Agreement and Plan of Merger with Zayo Group, LLC, a regional provider of bandwidth and telecom services to carrier, enterprise and government customers (“Zayo Group”) and Zayo Merger Sub, Inc., a wholly-owned subsidiary of Zayo Group. Each share of FiberNet Telecom Group, Inc. (“FiberNet”) common stock issued and outstanding immediately prior to the effective time of the merger will be entitled to receive $11.45 in cash (subject to potential adjustment under the merger agreement).

The transaction is subject to the approval of FiberNet’s stockholders at a special meeting, FCC and state regulatory approvals, and customary conditions. The transaction is not subject to any financing condition. The Board of Directors of FiberNet approved the agreement and recommended the adoption of the agreement by FiberNet’s stockholders. The transaction is expected to be completed during the third quarter of 2009.

FiberNet will solicit superior proposals from third parties until June 17, 2009. There can be no assurance that FiberNet will receive any superior proposals, and it does not intend to disclose developments with respect to this solicitation process unless and until its Board of Directors has made a decision to accept a superior proposal.

About FiberNet Telecom Group, Inc.

Celebrating its 10th anniversary, FiberNet owns and operates integrated colocation facilities and diverse transport routes in the gateway markets of New York/New Jersey, Los Angeles, Chicago and Miami, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit FiberNet’s website at www.ftgx.com.

About Zayo Group

Based in Louisville, Colo., Zayo Group (www.zayo.com) is a regional provider of telecom services – including bandwidth, voice and managed services – to carrier, enterprise, SME and government customers. Zayo Group currently provides its service over a fiber network that spans 129 markets in 23 states. Zayo Group consists of three complementary business units: Zayo Bandwidth, Zayo Managed Services and Onvoy Voice Services.

Important Notice

FiberNet plans to file with the Securities and Exchange Commission and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about FIBERNET TELECOM GROUP, INC., ZAYO GROUP, LLC, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC by FiberNet and Zayo Group, LLC through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement after it is filed with the SEC from FiberNet by contacting Investor Relations by telephone at (212) 405-6200, by mail at FiberNet Telecom Group, Inc., 220 W. 42nd Street, 13th Floor, New York, New York 10036, Attention: Investor Relations, by emailing investor.relations@ftgx.com, or on the Investors & Press section of FiberNet’s website at www.ftgx.com.

Forward Looking Statements

Certain statements contained in this press release about our expectation of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from our anticipated results and financial condition indicated in these forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this press release.

These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that may be instituted against us or others following the announcement of the merger agreement, (3) the inability to complete the merger due to the failure to satisfy other conditions, (4) risks that the proposed transaction disrupts current plans and operations, and (5) the costs, fees and expenses related to the transaction. Additional information regarding risk factors and uncertainties affecting FiberNet is detailed from time to time in FiberNet’s filings with the SEC, including, but not limited to, FiberNet’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, available for viewing on FiberNet’s website at www.ftgx.com. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

# # #

fibernet telecom group, inc. 220 w. 42nd st., 13th fl. new york, ny 10036 | tel: 212.405.6200 | fax: 212.405.6262 |

www.ftgx.com